UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2026

NeoVolta, Inc

(Exact name of registrant as specified in its charter)

Nevada	001-41447	82-5299263
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

12195 Dearborn Place

Poway, CA 92064

(Address of Principal Executive Offices) (Zip Code)

(800) 364-5464

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NEOV	The NASDAQ Stock Market LLC
Warrants, each warrant exercisable for one share of common stock	NEOVW	The NASDAQ Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

On January 13, 2026, NeoVolta Inc., a Nevada corporation (the “NeoVolta”), NeoVolta Power, LLC, NPJV MANAGER LLC (“NMC”), and Can Current Corporation (“CCC”) entered into the Operating Agreement of NeoVolta Power, LLC (the “Operating Agreement”). The Operating Agreement governs the formation, management, capital structure, and operations of NeoVolta Power, LLC, a Delaware limited liability company (the “Company”), established for the purpose of jointly owning and operating a domestic battery energy storage manufacturing facility in the State of Georgia. On January 13, 2026, the Company, NeoVolta, NMC, and CCC also entered into a Contribution Agreement (the “Contribution Agreement”) in connection with the formation of the Company and the transfer of certain assets and services among the parties. Pursuant to the Contribution Agreement and concurrently executed Operating Agreement, each of NeoVolta, NMC, and CCC (collectively, the “Members”) agreed to contribute specified assets and services to the Company in exchange for membership interests (the “Membership Interests”) as set forth in the Operating Agreement and the Contribution Agreement.

Under the terms of the Contribution Agreement, NeoVolta agreed to contribute capital contributions up to $40,000,000, in exchange for 60 Class A Membership Interests in the Company. CCC agreed to provide certain technical services related to battery energy storage system manufacturing, the terms of which are to be finalized in a separate Technical Services Agreement, in exchange for 20 Class B Membership Interests, with vesting of such interests contingent upon execution of the Technical Services Agreement with long-term vesting to be elaborated on therein. NMC agreed to provide management services, the terms of which are to be finalized in a separate Management Services Agreement, in exchange for 20 Class B Membership Interests, with vesting of such interests contingent upon execution of the Management Services Agreement with long-term vesting to be elaborated on therein. If either the Technical Services Agreement or the Management Services Agreement is not executed by March 31, 2026, the applicable Class B Membership Interests will revert to the Company. If NeoVolta fails to timely fund all or any portion of its required capital contributions under the Contribution Agreement, the other Members may source such capital and NeoVolta’s Class A Membership Interests will be proportionally reduced on a dollar-for-dollar basis, and NeoVolta may lose its management rights under the Operating Agreement until such capital contributions are satisfied.

The Contribution Agreement also contemplates the negotiation and execution of an Asset Purchase Agreement between the Company and CCC for the sale of certain manufacturing equipment and related services for approximately $12,000,000. The terms of this transaction are to be set forth in a separate agreement.

Under the Operating Agreement, a Board of Managers (“Board”) is established as the governing body of the Company, consisting of five Managers—three designated by NeoVolta and two by NMC. The Agreement sets forth the procedures for capital contributions, including the schedule and conditions for NeoVolta's $40,000,000 contribution, and provides remedies in the event of a Member’s default in making required contributions. The Board is responsible for approving annual and quarterly budgets, with $15.0 million of NeoVolta’s capital contributions scheduled according to the Company’s working capital needs. Allocations of net income, net loss, and distributions are made pro rata in accordance with each Member's percentage of Membership Interests, subject to regulatory and special allocations required by applicable Treasury Regulations. Distributions of available cash are made at least annually, and Members are subject to tax withholding obligations and indemnification requirements for any taxes imposed on the Company due to their interests.

The Operating Agreement includes comprehensive governance provisions, including restrictions on the transfer of Membership Interests, with transfers generally requiring the consent of other Members and subject to limitations designed to preserve the Company’s compliance with Foreign Entity of Concern (“FEOC”) requirements and other regulatory restrictions. The Company and Members are granted tag-along rights in the event of a sale of a majority of Class A Units, and the Company holds a call option to purchase the Units of any Member determined to be a Prohibited Foreign Entity (“PFE”). Dissolution of the Company may occur upon unanimous Member determination, bankruptcy or dissolution of a Member, sale of substantially all assets, or judicial decree, with liquidation and distribution procedures specified in accordance with Delaware law.

Copies of the Operating Agreement and Contribution Agreement are filed with this Current Report on Form 8-K as exhibit 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing descriptions of the Operating Agreement and Contribution Agreement are qualified in their entirety by reference to the full text thereof.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Operating Agreement among NeoVolta Power, LLC and the Members dated January 13, 2026
10.2	Contribution Agreement among NeoVolta Power, LLC and the Members dated January 13, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoVolta, Inc.

By:	/s/ Steve Bond
Steve Bond
Chief Financial Officer

Dated: January 16, 2026

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